Exhibit 99.1
Discovery Holding Company
Second Quarter Earnings Release
ENGLEWOOD, Colo., Aug. 11 — On August 11, 2008, Discovery Holding Company (“DHC”) will file its Form 10-Q with the Securities and Exchange Commission for the quarter ended June 30, 2008. The following release is being provided to supplement the information provided in the Form 10-Q.
DHC owns 100% of Ascent Media Group, LLC (“Ascent Media” or “AMG”), 100% of Ascent Media CANS, LLC (dba Accent Health) (“AccentHealth”) and 66-2/3% of Discovery Communications Holding, LLC (“Discovery”). Ascent Media provides creative and network services to the media and entertainment industries. AccentHealth operates one of the nation’s largest advertising-supported captive audience television networks serving doctor office waiting rooms nationwide. Discovery is a global media and entertainment company that provides cable and satellite television programming and online content in over 170 countries and territories.
Discovery
The presentation below includes information regarding 100% of Discovery’s revenue, adjusted operating income before depreciation and amortization (“adjusted OIBDA”) and other selected financial metrics even though DHC only owns 66-2/3% of the equity of Discovery and accounts for Discovery as an equity affiliate. Please see page 8 for a discussion of why management believes this presentation is meaningful to investors. Unless otherwise stated, the financial results presented herein include the results of Travel Channel through the time of its disposition which occurred on May 14, 2007. Also, unless otherwise noted, all results herein exclude the results of the Discovery Channel Stores, which ceased operations in the third quarter of 2007 and have been treated as discontinued operations for accounting purposes.
Discovery’s operations are divided into three groups: U.S. networks, international networks and commerce and education. Corporate expenses are excluded from segment results to enable executive management to evaluate business segment performance based upon decisions made directly by business segment executives.
Discovery Communications Holding, LLC: Consolidated Highlights
In US$ Millions unless otherwise noted

	2Q08	2Q07	Change
Consolidated Revenue	863	786	10%
Revenue excluding Travel Channel	863	764	13%
Adjusted OIBDA	315	264	19%
Adjusted OIBDA excluding Travel Channel	315	259	22%
Adjusted OIBDA Margin	37%	34%
Adjusted OIBDA Margin excluding Travel Channel	37%	34%
Consolidated second quarter revenue, excluding Travel Channel’s 2007 results, increased 13% to $863 million primarily driven by 11% growth at U.S. Networks and 21% growth from International Networks. These consolidated results, which include $17 million of favorable foreign currency fluctuation, reflect an 18% increase in distribution revenue led by international subscriber growth and higher rates and subscribers at U.S. Networks. Additionally, advertising revenue increased 10%, the result of higher volume and pricing at both U.S. and International Networks.

Second quarter consolidated adjusted OIBDA, excluding Travel Channel’s 2007 results, increased 22% to $315 million led by 19% growth at U.S. Networks and 55% growth from International Networks. These consolidated results reflect the 13% revenue growth, partially offset by increased operating expenses of 9%, primarily from higher marketing costs at U.S. Networks and from increased programming and personnel costs at International Networks. Additionally, the current quarter included operating costs for HowStuffWorks, which was acquired in the fourth quarter of 2007 and therefore not included in the prior year’s second quarter.
Discovery Networks U.S.
Discovery Networks U.S.: Highlights
In US$ Millions unless otherwise noted

	2Q08	2Q07	Change
Total Revenue	549	516	6%
Revenue excluding Travel Channel	549	494	11%
Adjusted OIBDA	285	245	16%
Adjusted OIBDA excluding Travel Channel	285	240	19%
Adjusted OIBDA Margin	52%	47%
Adjusted OIBDA Margin excluding Travel Channel	52%	49%
U.S. networks’ revenue in the second quarter of 2008, excluding Travel Channel’s 2007 results, increased 11% to $549 million primarily driven by distribution and advertising revenue growth. Distribution revenue grew 14% largely from higher rates across the fully-distributed networks and subscriber growth at the emerging networks. The quarterly results also include $8 million of one-time revenue related to accruals in prior periods for certain distributors. Advertising revenue increased 9% from higher sellouts and pricing, partially offset by lower ratings, primarily at TLC. Additionally, other revenue increased 8% reflecting Discovery’s sales representation of Travel Channel and an increase in digital revenue, primarily from the inclusion of HowStuffWorks.
Adjusted OIBDA, excluding the Travel Channel’s 2007 results, increased 19% to $285 million reflecting the 11% revenue growth, partially offset by 4% higher operating expenses. The increase in costs was primarily due to higher marketing spending for original series on Discovery Channel and Animal Planet, as well as initial costs associated with the launch of Planet Green. The second quarter results also reflect continued investment in digital media, including operating costs associated with HowStuffWorks. Programming costs during the quarter declined versus a year ago primarily due to a $19 million decrease in content amortization as a result of the content impairment charge recorded in the fourth quarter of 2007.
Discovery Networks International
Discovery Networks International: Highlights
In US$ Millions unless otherwise noted

	2Q08	2Q07	Change
Total Revenue	301	248	21%
Adjusted OIBDA	87	56	55%
Adjusted OIBDA Margin	29%	23%
International networks’ revenue for the second quarter increased 21% to $301 million led by 23% distribution revenue growth primarily from subscriber increases in EMEA (Europe (excluding U.K.), Middle East and Africa) and Latin America. Additionally, advertising revenue grew 12% led by increased volume and higher rates at EMEA and Latin America, partially offset by lower advertising revenue in the UK. The quarter also included $17 million of favorable foreign currency fluctuations, as well as 47% growth in other revenue driven by the sale of Discovery programs in the U.K. and by Antenna Audio’s expanded client base.
Adjusted OIBDA increased 55% to $87 million reflecting the 21% revenue growth, partially offset by 11% higher operating expenses primarily due to foreign currency fluctuations and increases in programming and personnel costs. Excluding the impact of foreign currency fluctuations, adjusted OIBDA increased 36% versus the second quarter of 2007 led by total revenue growth of 14%, which included distribution revenue gains of 15%, advertising revenue growth of 5% and increased other revenue of 46%, partially offset by operating expense growth of 8%.
Commerce and Education
Discovery Commerce and Education: Highlights
In US$ Millions unless otherwise noted

	2Q08	2Q07	Change
Total Revenue	20	33	(39)%
Adjusted OIBDA	(3)	7	NM
Adjusted OIBDA Margin	NM	21%
Commerce and education revenue for the second quarter decreased to $20 million from $33 million a year ago and the company recorded an adjusted OIBDA loss of $3 million versus adjusted OIBDA of $7 million in the second quarter of 2007. The adjusted OIBDA decline was primarily due to a decrease in commerce revenue versus the prior year, which included strong DVD sales of Planet Earth. The current quarter included the initial DVD sales of When We Left Earth, which began shipping late in the quarter, as well as the launch of DVD sales under the Blockbuster agreement announced on June 24, 2008.
Corporate and Eliminations
Corporate and Eliminations adjusted OIBDA loss increased $10 million to $54 million in the second quarter, primarily due to spending related to the formation of the OWN joint venture, expenses associated with the Advance/Newhouse transaction, discussed below, and increased personnel costs.
Debt
Discovery’s outstanding debt balance was $4.0 billion at the end of the second quarter, in-line with the $4.1 billion at the end of the second quarter in 2007.
DHC
DHC’s consolidated revenue increased 10% or $17 million and consolidated adjusted OIBDA increased 20% or $3 million. DHC’s principal operating subsidiary, Ascent Media, is comprised of two global operating divisions — Creative Services Group and Network Services Group. Creative Services Group revenue is generated from fees for video and audio post production, special effects and editorial services for the television, feature film and advertising industries. Generally, these services pertain to the completion of feature films, television programs and television commercials. Additionally, the Creative Services Group provides owners of film libraries a broad range of restoration, preservation, archiving, professional mastering and duplication services. Network Services Group revenue consists of fees relating to facilities and services necessary to assemble and transport programming for cable and broadcast networks across the world via fiber, satellite and the Internet. The group also generates revenue from systems integration and field support services, technology consulting services, design and implementation of advanced video systems, engineering project management, technical help desk and field services. The AccentHealth business is accounted for as part of the Network Services Group.
Creative Services revenue decreased $4 million and adjusted OIBDA decreased $1 million. Revenue decreased due to (i) a slowdown in television post production services worldwide driven primarily by the continued impact of the Writers’ Guild strike in the U.S. and declines in broadcast work in the U.K. and (ii) a decrease in media services driven by lower lab, DVD and digital services. These decreases were partially offset by an increase in feature revenue driven by increased titles for post production and audio services. Operating expenses declined 3% due to the decreased workload caused by the writers’ strike. Network Services revenue increased 29% or $21 million and adjusted OIBDA increased 48% or $5 million. The increase in revenue was due to (i) increased system integration services revenue due to the number of larger projects, (ii) an increase in content distribution revenue primarily in the U.K. and (iii) growth in the digital network at AccentHealth. Operating expenses increased for the quarter due to the higher volume of system integration services, which have a higher percentage of equipment costs. DHC corporate expenses also increased as a result of legal and accounting costs related to the Advance/Newhouse Transaction and Ascent Spin-Off, discussed below.
Discovery Communications Holding, LLC was formed in the second quarter of 2007 as part of a restructuring completed by Discovery Communications, Inc. (“DCI”). DCI became a wholly-owned subsidiary of Discovery, and Discovery is the successor reporting entity to DCI. Also during the second quarter of 2007, Discovery and Cox Communications Holdings, Inc. (“Cox”) completed an exchange of Cox’s 25% ownership interest in Discovery for all of the capital stock of a subsidiary of Discovery that held Travel Channel, travelchannel.com and approximately $1.3 billion in cash. Upon completion of the transaction, DHC owns a 66-2/3% interest in Discovery and Advance/Newhouse Communications (“Advance/Newhouse”) owns a 33-1/3% interest.
On June 4, 2008, DHC and Advance/Newhouse entered into a Transaction Agreement under which they will combine their respective interests in Discovery. The Transaction Agreement contemplates the following steps: (i) DHC will spin-off to its shareholders a wholly-owned subsidiary holding substantially all of DHC’s cash, AccentHealth and Ascent Media, except for those businesses of Ascent Media that provide sound, music, mixing, sound effects and other related post-production audio services under brand names such as Sound One, POP Sound, Soundelux and Todd A-O (the “Ascent Media Spin Off”), (ii) immediately following the Ascent Media Spin Off, DHC will combine with a new holding company (“New DHC”), and DHC’s existing shareholders will receive shares of common stock of New DHC, and (iii) as part of this transaction, Advance/Newhouse will contribute its interests in Discovery and Animal Planet to New DHC in exchange for preferred stock of New DHC that, immediately after the closing of the transactions, will be convertible at any time into shares initially representing one-third of the outstanding shares of common stock of New DHC on an as-converted basis. The preferred stock held by Advance/Newhouse will entitle it to elect three members to New DHC’s board of directors and to exercise approval rights with respect to the taking of specified actions by New DHC and Discovery.
The DHC shareholder meeting is expected to be held on September 16, 2008. Although no assurance can be given, consummation of this transaction is expected to occur subsequent to the shareholder meeting. The Ascent Media Spin Off was approved by DHC’s board of directors in connection with the agreement between DHC and Advance/Newhouse, and it is a condition of the Ascent Media Spin Off that the agreement between DHC and Advance/Newhouse be in effect and that all conditions precedent to that transaction (other than the Ascent Media Spin Off) shall have been satisfied. The Ascent Media Spin Off will not occur unless DHC’s shareholders approve proposals relating to the transactions contemplated by the Transaction Agreement.

NOTES
As a supplement to DHC’s consolidated statements of operations included in its 10-Q, the preceding is a presentation of financial information on a stand alone basis for Discovery and for the consolidated results of DHC for the three months ended June 30, 2008.
Unless otherwise noted, the foregoing discussion compares financial information for the three months ended June 30, 2008, to the same periods in 2007. Please see page 8 of this press release for the definition of adjusted OIBDA and a discussion of management’s use of this performance measure. Schedule 1 to this press release provides a reconciliation of DHC’s consolidated segment adjusted OIBDA for its operating segments to consolidated earnings before income taxes. Schedule 2 to this press release provides a reconciliation of the adjusted OIBDA for DHC and Discovery to that entity’s operating income (loss) for the same period, as determined under GAAP. Certain prior period amounts have been reclassified for comparability with the 2008 presentation.
OUTSTANDING SHARES AND LIQUIDITY
At June 30, 2008, there were approximately 281.0 million outstanding shares of DISCA and DISCB and 4.1 million shares of DISCA and DISCB reserved for issuance pursuant to employee stock options. At June 30, 2008, there were 2,734,071 options that had a strike price that was lower than the closing stock price. Exercise of these options would result in aggregate cash proceeds to DHC of approximately $48 million. At June 30, 2008, DHC had $226 million of cash and liquid investments and no debt.
Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as trend information in the discussion of Discovery’s and Ascent Media’s revenue, expenses and operating cash flow. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the operating businesses of DHC included herein or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, among others: the risks and factors described in the publicly filed documents of DHC, including the most recently filed Form 10-K of DHC; general economic and business conditions and industry trends including in the advertising and retail markets; spending on domestic and foreign advertising; the continued strength of the industries in which such businesses operate; continued consolidation of the broadband distribution and movie studio industries; uncertainties inherent in proposed business strategies and development plans; changes in distribution and viewing of television programming, including the expanded deployment of personal video recorders and IP television and their impact on television advertising revenue; rapid technological changes; future financial performance, including availability, terms and deployment of capital; availability of qualified personnel; the development and provision of programming for new television and telecommunications technologies; changes in, or the failure or the inability to comply with, government regulation, including, without limitation, regulations of the Federal Communications Commission, and adverse outcomes from regulatory proceedings; adverse outcomes in pending litigation; changes in the nature of key strategic relationships with partners and joint ventures; competitor responses to such operating businesses’ products and services, and the overall market acceptance of such products and services, including acceptance of the pricing of such products and services; and threatened terrorist attacks and ongoing military action, including armed conflict in the Middle East and other parts of the world. These forward-looking statements speak only as of the date of this Release. DHC expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in DHC’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
Additional Information
Nothing in this release shall constitute a solicitation to buy or an offer to sell shares of the new holding company to be formed in connection with the transaction between DHC and Advance/Newhouse described in this release. The offer and sale of such shares in the proposed transaction will only be made pursuant to an effective registration statement. DHC stockholders and other investors are urged to read the registration statement, including the proxy statement/prospectus contained therein, filed with the SEC, because it will contain important information about the transactions. A copy of the registration statement and the proxy statement/prospectus is available free of charge at the SEC’s website (http://www.sec.gov). Copies of the proxy statement/prospectus and the filings with the SEC that are incorporated by reference in the proxy statement/prospectus can also be obtained, without charge, by directing a request to Discovery Holding Company, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (720) 875-5408.

Participants in Solicitation
The directors and executive officers of DHC and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals to approve the transaction. Information regarding DHC’s (and the new holding company’s) directors and executive officers and other participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is available in the proxy materials to be filed with the SEC.
Contact: John Orr (720) 875-5622
SUPPLEMENTAL INFORMATION
Please see page 8 for the definition of adjusted operating income before depreciation and amortization (“adjusted OIBDA”) and Schedule 2 at the end of this document for reconciliations for the applicable periods in 2008 and 2007 of adjusted OIBDA to operating income (loss), as determined under GAAP, for each identified entity.
The selected information for Discovery included herein presents 100% of the revenue, adjusted OIBDA, operating income and other selected financial metrics for Discovery even though DHC owns only 66-2/3% of Discovery and accounts for it as an equity affiliate. This presentation is designed to reflect the manner in which DHC’s management reviews the operating performance of its investment in Discovery. It should be noted, however, that the presentation is not in accordance with GAAP since the results of operations of equity method investments are required to be reported on a net basis. Further, DHC could not, among other things, cause Discovery to distribute to DHC our proportionate share of the revenue or adjusted OIBDA of Discovery.
The selected financial information presented for Discovery was obtained directly from Discovery. DHC does not control the decision-making processes or business management practices of Discovery. The above discussion and following analysis of Discovery’s operations and financial position have been prepared based on information that DHC receives from Discovery and represents DHC’s views and understanding of Discovery’s operating performance and financial position based on such information. Discovery is not a separately traded public company, and DHC does not have the ability to cause Discovery’s management to prepare their own management’s discussion and analysis for our purposes. Accordingly, we note that the material presented in this publication might be different if Discovery’s management had prepared it. DHC is not aware, however, of any errors in or possible misstatements of the financial information provided to it by Discovery that would have a material effect on DHC’s consolidated financial statements.

QUARTERLY SUMMARY

(amounts in millions)	2Q08	1Q08	4Q07	3Q07	2Q07

DISCOVERY HOLDING COMPANY (100%)
Revenue	194	189	178	178	177
Adjusted OIBDA	18	10	21	16	15
Operating Income (Loss)	1	(8)	(162)	(2)	(3)

DISCOVERY COMMUNICATIONS
HOLDING, LLC (66.7%) (1)
Adjusted Revenue — U.S. Networks (2)	549	491	504	475	494
add: Revenue — Divestiture (2)	—	—	—	—	22
Revenue — U.S. Networks (3)	549	491	504	475	516
Revenue — International Networks (4), (5)	301	267	309	259	248
Revenue — Commerce, Education & Other (6)	20	25	74	20	33
Revenue — Corporate and Eliminations (7)	(7)	12	(1)	(9)	(11)

Revenue — Total	863	795	886	745	786

Adjusted Revenue — Total (2)	863	795	886	745	764
Adjusted OIBDA — U.S. Networks (2)	285	247	226	222	240
add: Adjusted OIBDA — Divestitures (2)	—	—	—	—	5
less: Adjusted OIBDA — Content Impairment (8)	—	—	(129)	—	-
Adjusted OIBDA — U.S. Networks (3)	285	247	97	222	245
Adjusted OIBDA — International Networks (4), (5)	87	69	72	55	56
Adjusted OIBDA — Commerce & Education (2)	—	—	9	(1)	7
less: Adjusted OIBDA — Content Impairment (8)	—	—	(10)	—	—
Adjusted OIBDA — Commerce, Education & Other (6)	(3)	—	(1)	(1)	7
Adjusted OIBDA — Corporate and Eliminations (7)	(54)	(30)	(47)	(45)	(44)

Adjusted OIBDA — Total	315	286	121	231	264

Adjusted OIBDA — Total (2)	315	286	260	231	259

Operating Income	218	284	68	152	267

(1)	Discovery — Certain prior period amounts have been reclassified to conform to the current period presentation.

(2)	Discovery — Revenue and Adjusted OIBDA amounts exclude the previously disclosed disposal of Travel Channel on May 14, 2007, and fourth quarter 2007 impairment charges. Discovery believes these indicators to be important in order to facilitate comparability of results.

(3)	Discovery — U.S. Networks: Discovery Channel, TLC, Animal Planet, Discovery Health, Discovery Kids, Science Channel, Investigation Discovery, Planet Green (formerly Discovery Home through June 4, 2008), Military Channel, HD Theater, Fit TV, Travel Channel Representation, BBC America Representation, BBC World Representation, HowStuffWorks and other initiatives. Discovery Channel, TLC, Animal Planet, Science Channel and Planet Green are also simulcast in HD.

The financial results presented herein include the results of Travel Channel up to May 14, 2007, due to the disposal of Travel Channel in the transaction in which Discovery and Cox Communications Holdings, Inc. (“Cox”) completed an exchange of Cox’s 25% ownership interest in Discovery for all of the capital stock of a subsidiary of Discovery that held Travel Channel, travelchannel.com and approximately $1.3 billion in cash.

Adjusted OIBDA for the first and second quarters of 2008 were positively impacted by a temporary decrease in content amortization expense of $18 million and $19 million respectively, due to the effect of the $129 million fourth quarter 2007 content impairment charge, which recognized the lessened value of some content assets deemed by management to be no longer appropriate for its new branded programming strategies. This lower-than-year-before level of content amortization expense is expected to continue through the third quarter of 2008 with levels beginning to increase in the second half of 2008 due to the commissioning of new programming and a return to a regular amortization cycle for most networks.

(4)	Discovery — International Networks: Discovery Channels in UK, Europe, Latin America, Asia, India, Africa, Middle East; Discovery Kids in Latin America; Discovery Travel & Living in UK, Europe, Latin America, Asia, India, Middle East; Discovery Home & Health in UK, Latin America, Asia; Discovery Real Time in UK, Europe, Asia; Discovery Civilisation in Lain America; Discovery Knowledge in UK; Discovery World in Europe, Middle East; Discovery Science in UK, Europe, Latin America, Asia, Middle East; Animal Planet in UK, Germany, Italy; Discovery en Español in U.S, Discovery

Familia in U.S.; Discovery Geschichte in Germany; Discovery HD in UK, Europe, Asia; DMAX in Germany, UK; Discovery Turbo in UK, Latin America, Spain, Portugal; consolidated BBC/Discovery joint venture networks (Animal Planet networks in Europe, Latin America, Japan, Asia, Africa; Middle East; People + Arts in Latin America, Spain, Portugal); and Antenna Audio, which designs, sources and manages portable digital information systems and audio productions.

Discovery Networks International Joint Ventures — Consolidated

Discovery Networks International joint venture networks (Animal Planet networks in Europe, Latin America, Japan, Asia, Africa, Middle East; People + Arts in Latin America, Spain and Portugal) are composed of joint ventures with British Broadcasting Corporation. These ventures are controlled by Discovery and consolidated into the results of Discovery Networks International. The equity in the assets of these joint ventures is predominantly held 50/50 by Discovery and BBC. Exceptions involve participants related to the local market in which a specific network operates.

(5)	Discovery — Discovery Networks International — Equity Affiliates:

Discovery accounts for its interests in joint ventures it does not control as equity method investments. The operating results of joint ventures that Discovery does not control, including Discovery Channel Canada, Discovery Channel Japan, Discovery HD Japan, Discovery Kids Canada, Discovery Health Canada, Discovery Civilization Canada, Discovery HD Canada, Animal Planet Canada and Discovery Historia Poland, are not consolidated and are not reflected in the results presented above.

(6)	Discovery — Commerce & Education: Commerce & Education is comprised of a mail-order catalog business, an on-line shopping site, a licensing and strategic partnerships business, and an educational business that reaches many students in the U.S. through the sale of supplemental hardcopy products and the delivery of streaming video-on-demand through its digital internet enabled platforms.

On May 17, 2007, Discovery announced that it would close its 103 mall-based and stand-alone Discovery Channel stores, which closures were completed in the third quarter of 2007. These stores had been part of Discovery’s commerce business. As a result of the store closures, the above financial results of Discovery have been prepared to reflect the retail store business as discontinued operations. Accordingly, the revenue, costs and expenses of the retail store business have been excluded from the respective financial results included in this press release.

(7)	Discovery — Corporate: Corporate expenses consist of corporate functions, executive management, administrative support and JV Programs, LLC.
NON-GAAP FINANCIAL MEASURES
This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for DHC on a consolidated basis and Discovery on a stand alone basis together with a reconciliation of that non-GAAP measure to such entity’s operating income, determined under GAAP. DHC defines adjusted OIBDA as revenue less cost of sales, operating expenses, and selling, general and administrative expenses (excluding stock and other equity-based compensation and accretion expense on asset retirement obligations). Adjusted OIBDA, as defined by DHC, excludes depreciation and amortization, stock and other equity-based compensation, accretion expense on asset retirement obligations and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP.
DHC believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including the ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because adjusted OIBDA is used as a measure of operating performance, DHC views operating income as the most directly comparable GAAP measure. Adjusted OIBDA is not meant to replace or supercede operating income or any other GAAP measure, but rather to supplement the information to present investors with the same information as DHC’s management considers in assessing the results of operations and performance of its assets. Please see the attached schedules for a reconciliation of consolidated segment adjusted OIBDA to consolidated earnings before income taxes (Schedule 1) and a reconciliation of each identified entity’s adjusted OIBDA to its operating income (loss) calculated in accordance with GAAP (Schedule 2).

DISCOVERY HOLDING COMPANY
SCHEDULE 1
The following table provides a reconciliation of consolidated segment adjusted OIBDA to earnings before income taxes for the quarters ended June 30, 2008 and 2007, respectively.

(amounts in millions)	2Q08	2Q07

Consolidated segment adjusted OIBDA	$18	15
Stock-based compensation	(1)	—
Depreciation and amortization	(16)	(17)
Share of earnings of Discovery	75	126
Other, net	—	1

Earnings before income taxes	$76	125

SCHEDULE 2
The following tables provide reconciliation of adjusted OIBDA to operating income (loss) calculated in accordance with GAAP for the three months ended June 30, 2007, September 30, 2007, December 31, 2007, March 31, 2008 and June 30, 2008, respectively.
Discovery’s Long Term Incentive Plan (LTIP) shown in Schedule 2 tracks the performance of DISCA shares. Discovery accounts for the LTIP in accordance with FAS 133, Accounting for Derivative Financial Instruments, and EITF 02-08, Accounting for Options Granted to Employees in Unrestricted, Publicly Traded Shares of an Unrelated Entity, as the value of units in the LTIP is indexed to the value of DHC Series A common stock. Changes in value of the LTIP impacted Operating Income by $53 million in the second quarter of 2008 versus $73 million in the year ago quarter. This change was driven by stock appreciation during the prior year quarter. While carried as part of Operating Income, these fluctuations in the value of the LTIP have not been included as part of adjusted OIBDA due to their significant volatility.

(amounts in millions)	2Q08	1Q08	4Q07	3Q07	2Q07

DISCOVERY HOLDING COMPANY (100%)
Adjusted OIBDA	$18	10	21	16	15
Depreciation and Amortization	(16)	(17)	(18)	(17)	(17)
Stock-Based Compensation Expense	(1)	—	—	(1)	—
Impairment of Goodwill	—	—	(165)	—	—
Other	—	(1)	—	—	(1)

Operating Income (Loss)	$1	(8)	(162)	(2)	(3)

DISCOVERY COMMUNICATIONS HOLDING, LLC (66.7%)
Adjusted OIBDA	$315	286	121	231	264
Depreciation and Amortization	(40)	(38)	(36)	(31)	(32)
Long-Term Incentive Plan	(53)	36	(12)	(44)	(73)
Restructuring Charge	(4)	—	(5)	(4)	(1)
Asset Impairment	—	—	—	—	(26)
Gain on Sale of Operating Assets	—	—	—	—	135

Operating Income	$218	284	68	152	267